Exhibit 99-B.4.3

ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract, and the Certificate, if applicable, is endorsed as follows:

The Company may offer a program that would provide Participants under the Contract with an incentive amount not to exceed $25 (herein called the incentive amount) in the form of a cash equivalent (e.g., a gift card) upon the establishment of the Participant’s Individual Account. Alternatively, the Company may adjust the Participant’s Individual Account upon its establishment by adding the incentive amount to said Individual Account.

If the incentive amount is added to the Participant’s Individual Account, the Company will:

1.	Allocate the incentive amount among the Investment Options in the same manner as Contributions are allocated
(i.e., as directed by the Contract Holder or the Participant, as applicable), and

2.	Include the incentive amount in the Participant’s Individual Account Value.

The Company may activate, suspend, or terminate the incentive program described herein at any time, provided it will do so uniformly with regard to all Contracts delivered under the jurisdiction of any given State or the District of Columbia, as applicable.

Endorsed and made a part of the Contract, and Certificate, if applicable, on the Contract Effective Date.

/s/ Brian D. Comer
President
ING Life Insurance and Annuity Company

E-MMINCENTIVE-08